EXHIBIT 99.1
CHDT CORP. PRESS RELEASE

CHDT Corporation Reports 59% Growth in Revenue
in Fourth Quarter of 2011;
Full Year Revenue Nearly Doubles to Record $10.2 million

•	Achieved positive net income for quarter of $27 thousand and record net income for 2011 of $576 thousand
•	Operating margin expanded 130 basis points
•	Generated $1.3 million in cash from operations during 2011

March 13, 2012 06:58 AM Eastern Daylight Time

DEERFIELD BEACH, Fla.--(EON: Enhanced Online News)--CHDT Corporation (OTCBB: CHDO) (“Company”), a leader in the design and manufacture of specialty power failure lights and innovator of consumer products, reported revenue of $2.1 million and net income of $27 thousand in the fourth quarter of 2011. For the year, the Company achieved record revenue and net income of $10.2 million and $576 thousand, respectively.

Stewart Wallach, CHDT's President and CEO, commented, “We believe our 2011 results demonstrate the effective execution of our strategy to develop and maintain positions of innovative and technical leadership in consumer lighting products. We nearly doubled sales last year and demonstrated the leverage potential of our business model with an 8.5% operating margin. This past year was the culmination of several years’ work to completely overhaul the organization to focus on our core competencies and create a sustainable growth model through the creation of new products, development of a competent and cost-effective logistics structure and establishment of our channels to market. We believe we have gained the respect of leading national retailers throughout the U.S. which we plan to leverage through new product introductions.”

Continued growth in sales in fourth quarter 2011; achieved positive net income

Revenue increased $782 thousand, or 59%, in the fourth quarter of 2011, compared with the prior-year period driven by the gain of additional retail store customers, new product introductions and rising consumer demand for the Company’s products.

Gross profit for the fourth quarter increased $104 thousand, or 24.7%, to $525 thousand from the prior-year period. Gross margin decreased to 25.0% in the fourth quarter of 2011 from 31.9% in the fourth quarter of 2010 primarily due to product, customer and distribution channel mix. The Company recently introduced a domestic distribution strategy, which is expected to both drive sales and stronger margins.

Operating income increased sharply to $81 thousand, or 3.8% of revenue, from $33 thousand, or 2.5% of revenue, in the prior-year period reflecting the leverage potential of the organization and the Company's ongoing commitment to controlling expenses. Mr. Wallach noted, “Margin expansion in the quarter is an indicator of our intense focus on managing our limited resources. We reduced costs in 2011 in all cost categories, except product development which are critical investments in our future growth.”

Net income for the fourth quarter improved measurably to $27 thousand from a net loss of $43 thousand in the 2010 fourth quarter.

New products and channel development drove significant growth in 2011; Growing stockholders’ equity

Revenue in 2011 grew 93.8% to a record $10.2 million from $5.3 million in 2010. During 2011, CHDT expanded its product offerings with the addition of wireless motion sensor lights and several new Pathway booklight designs.

Gross profit increased 53.7% to $2.5 million in 2011, compared with 2010. Operating income was $871 thousand, or 8.5% of revenue, up from a loss of $479 thousand in 2010. Net income was $576 thousand in 2011 compared with the prior year’s net loss of $738 thousand.

Cash provided by operating activities during 2011 was $1.3 million. At December 31, 2011, stockholders’ equity was $1.6 million up from $942 thousand at December 31, 2010.

Capturing market share for growth in 2012 and beyond; expanding margin potential

The Company’s recently announced domestic distribution strategy is expected to drive sales growth as it enables the Company to serve a larger group of potential retailers. In addition, the anticipated shift of sales from direct import to domestic programming over the course of 2012 is expected to deliver stronger margins.

Mr. Wallach noted, “We are expanding our lighting product lines to add features and aesthetics that we believe will be well received by a broader audience of consumers interested in the functionality of power failure lights, but requiring a more decorative appeal. Many of our new innovations were previewed at the International Housewares Show and reception by our current and prospective retail store customers was strong.”

Mr. Wallach concluded, “Competition is expected to be more intense as we expand our market share. We believe focusing on innovative niche products that may have been overlooked or underexploited by our competitors provides us a measurable competitive advantage so we can deepen our market penetration in the consumer lighting space. Our ongoing product developments in conjunction with our domestic distribution strategy should bode well for another year of growth both organically and through the addition of second-tier retail accounts."

Webcast and Teleconference to Review Results and Outlook

CHDT will host a live webcast and conference call today beginning at 10:00 a.m. Eastern Time. During the call, Stewart Wallach, President and Chief Executive Officer and Gerry McClinton, Chief Financial Officer and Chief Operating Officer, will review the financial and operating results and discuss CHDT’s corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8562.

A telephonic replay will be available from 1:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. EDT on Tuesday, March 20, 2012. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 389454. Alternatively, the archive of the webcast will be available on the Company’s website at www.chdtcorp.com. A transcript will also be posted to the Company’s website, once available.

About CHDT Corporation

CHDT Corporation is a public holding Company that engages, through its wholly owned subsidiary, Capstone Industries, Inc., in the development, manufacturing, logistics, and distribution of innovative consumer products to retailers and wholesalers throughout North America and Latin America. See http://www.chdtcorp.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings.

FORWARD-LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements consist of words like “anticipate,” “expect,” “project,” “continue” and similar words. These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include consumer acceptance of the Company’s products, its ability to deliver new products, the success of its strategy to broaden market channels and the relationships it has with retailers and distributors. The risks associated with any investment in CHDT, which is a small business concern and a "penny-stock Company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the risks and uncertainties more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. CHDT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

These financial statements should be read in conjunction with the footnotes found in the Company‘s Annual Report on Form 10K files with the Securities and Exchange Commission.

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$2,099,669	$1,317,711	$10,248,840	$5,287,261
Cost of Sales	(1,575,089)	(897,017)	(7,770,823)	(3,674,819)
Gross Profit	524,580	420,694	2,478,017	1,612,442
Gross Margin	25.0%	31.9%	24.2%	30.5%
Operating Expenses:
Sales and marketing	29,296	35,560	146,355	414,670
Compensation	211,478	200,821	798,125	955,860
Professional fees	29,895	6,579	96,163	116,120
Product Development	56,818	25,651	197,290	140,917
Other general and administrative	116,413	119,262	368,534	464,151
Total Operating Expenses	443,900	387,873	1,606,467	2,091,718

Net Operating Income (Loss)	80,680	32,821	871,550	(479,276)
Operating Margin	3.8%	2.5%	8.5%	-9.1%
Other Income (Expense):
Interest expense	(53,602)	(75,837)	(295,946)	(259,602)
Total Other Income (Expense)	(53,602)	(75,837)	(295,946)	(259,602)

Net Income (Loss)	$27,078	$(43,016)	$575,604	$(738,878)

Income (Loss) per Common Share
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-

Weighted Average Shares Outstanding
Basic	649,510,532	648,831,416	649,510,532	648,831,416
Diluted	804,957,109	806,102,933	804,957,109	806,102,933

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
Current Assets:	2011	2010
Cash	$164,610	$115,239
Accounts receivable - net	1,477,279	1,256,913
Inventory	58,717	387,990
Prepaid expense	417,743	527,562
Total Current Assets	2,118,349	2,287,704
Fixed Assets:
Computer equipment & software	64,047	64,047
Machinery and equipment	546,919	487,538
Furniture and fixtures	5,665	5,665
Less: Accumulated depreciation	(546,193)	(486,974)
Total Fixed Assets	70,438	70,276
Other Non-current Assets:
Product development costs - net	13,624	18,895
Goodwill	1,936,020	1,936,020
Total Other Non-current Assets	1,949,644	1,954,915
Total Assets	$4,138,431	$4,312,895
Current Liabilities:
Accounts payable and accrued expenses	$526,936	$259,788
Note payable - Sterling Factors	441,607	889,708
Notes and loans payable to related parties - current maturities	-	1,550,144
Total Current Liabilities	968,543	2,699,640
Long Term Liabilities
Notes and loans payable to related parties - Long Term	1,531,215	671,313
Total Liabilities	2,499,758	3,370,953
Stockholders' Equity:
Preferred Stock, Series A, par value $.001 per share, authorized 100,000,000 shares, issued -0- shares	-	-
Preferred Stock, Series B, par value $.10 per share, authorized 100,000,000 shares, issued -0- shares	-	-
Preferred Stock, Series B-1, par value $.0001 per share, authorized 50,000,000 shares, issued -0- shares	-	-
Preferred Stock, Series C, par value $1.00 per share, authorized 1,000 shares, issued 1,000 shares	1,000	1,000
Common Stock, par value $.0001 per share, authorized 850,000,000 shares, 649,510,532 shares issued at December 31, 2011 and December 31, 2010	64,951	64,951
Related party receivable	-	(40,441)
Additional paid-in capital	7,041,858	6,961,172
Accumulated deficit	(5,469,136)	(6,044,740)
Total Stockholders' Equity	1,638,673	941,942
Total Liabilities and Stockholders’ Equity	$4,138,431	$4,312,895

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended
	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Continuing operations:
Net Income (Loss)	$575,604	$(738,878)
Adjustments necessary to reconcile net loss to net cash used in operating activities:
Stock issued for expenses	-	6,525
Depreciation and amortization	81,245	177,655
Compensation expense from stock options	80,686	220,015
(Increase) decrease in accounts receivable	(220,366)	84,972
(Increase) decrease in inventory	329,273	9,918
(Increase) decrease in prepaid expenses	109,819	(470,486)
(Increase) decrease in deposits	-	15,000
(Increase) decrease in other assets	(16,755)	(18,675)
Increase (decrease) in accounts payable and accrued expenses	259,648	(120,108)
Increase (decrease) in accrued interest on notes payable	82,019	67,308
Net cash provided by (used in) operating activities	1,281,173	(766,754)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(59,381)	(26,991)
Net cash provided by (used in) investing activities	(59,381)	(26,991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	8,345,000	2,399,340
Repayments of notes payable	(8,793,100)	(2,786,784)
Proceeds from notes and loans payable to related parties	2,400,000	3,114,000
Repayments of notes and loans payable to related parties	(3,124,321)	(2,084,439)
Net cash provided by financing activities	(1,172,421)	642,117

Net (Decrease) Increase in Cash and Cash Equivalents	49,371	(151,628)
Cash and Cash Equivalents at Beginning of Period	115,239	266,867
Cash and Cash Equivalents at End of Period	$164,610	$115,239

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$213,925	$197,733
Franchise and income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Related Party Receivable applied against Related Party Payable	$47,941	$-
Notes payable converted to accounts payable	$-	$73,700

Contacts

CHDT Corporation
Jill Mohler, 954-252-3440, ext 313
Corporate Secretary
or

Investor Relations:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Email: dpawlowski@keiadvisors.com